Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 9, 2009 (except Note 3 and Note 12, as to which the date is October 28, 2009) in the Registration Statement (Form S-1) and the related Prospectus of Aldagen, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

October 28, 2009